Exhibit 99.2

April 20, 2006

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations/Public Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.com	(814) 231-4438, email: jlehtihet@c-cor.com

RECOGNIZED BUSINESS FINANCE EXPERT JOINS

C-COR’S BOARD OF DIRECTORS

State College, PA (April 20, 2006) – James C. Stalder, formerly Managing Partner of PricewaterhouseCoopers LLP’s Pittsburgh Office and Dean of the A.J. Palumbo School of Business and the John F. Donahue Graduate School of Business of Duquesne University, has been appointed to the Board of Directors of C-COR Incorporated (Nasdaq: CCBL), effective April 18, 2006. As a member of C-COR’s Board of Directors, Mr. Stalder will also serve on the Board’s Strategic Planning and Audit Committees.

Mr. Stalder brings to the Board nearly 40 years of experience in providing consulting services for corporate and individual clients in a variety of industries around the world, primarily through his work at PricewaterhouseCoopers. He is a Life Member of the Board of Trustees of Carnegie Mellon University, where he currently serves as a member of its Audit and its Investment Committees as well as Chair of its Finance Committee. Mr. Stalder is also a Certified Public Accountant with special expertise in the area of taxation. He is a frequent lecturer, a member of numerous community and professional organizations, and sits on the Board of Directors of several companies. Mr. Stalder earned his Bachelor of Science degree in Accounting from The Pennsylvania State University and is a graduate of the Amos Tuck Executive Program of Dartmouth College.

Commenting on the appointment, David Woodle, Chairman and Chief Executive Officer of C-COR, stated: “From the business finance perspective, Jim brings to C-COR both a broad, practical experience with a variety of public and private companies, and an in-depth expertise in financial regulations and processes. He is highly respected in his field, and we look forward to working with him in meeting our corporate strategic goals.”

About C-COR

C-COR offers world-class, market-focused business solutions for cable operators, telephone companies, broadcasters, and other private and public sector entities that put subscribers in personal control of their entertainment, information, and communication needs. The Company’s solutions simplify the transition to Internet Protocol (IP) demand-oriented networks by delivering interoperable, modular products in sync with IP network upgrade cycles. These solutions bring together On Demand and OSS applications, broadband access technology, and a nationwide corps of expert field engineers to enable the delivery of business services; digital program/ad insertion; management and delivery of VOD, VoIP, and HSD; network capacity expansion; centralized office automation for workforce management, network assurance, and subscriber fulfillment; and a variety of outsourced field services that help keep networks operating at peak performance. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index. For additional information regarding C-COR, visit www.c-cor.com.